Exhibit 16.1

MICHAEL F. CRONIN, CPA
1574 Eagle Nest Circle
Winter Springs, FL 32708

July 6, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549

Ladies and Gentlemen:

I have read Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K of Aquamer Medical Corp. dated July 6, 2010 to be filed with the Securities and Exchange Commission on or about July 7, 2010, and am in agreement with the statements contained therein as they relate to the undersigned.

Very truly yours,

Michael F. Cronin, CPA

/s/ Michael F. Cronin
Michael F. Cronin
Orlando, Florida